Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN FOURTH QUARTER EARNINGS, SOLID ASSET QUALITY AND STRONG LOAN GROWTH

WAYNE, NJ – January 30, 2014 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2013 of $39.6 million, or $0.20 per diluted common share as compared to the fourth quarter of 2012 earnings of $36.8 million, or $0.19 per diluted common share.

Net income for the year ended December 31, 2013 was $132.0 million, or $0.66 per diluted common share, compared to 2012 earnings of $143.6 million, or $0.73 per diluted common share.

Key highlights for the fourth quarter:

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $195.8 million, or 7.0 percent on an annualized basis, to $11.5 billion at December 31, 2013 from September 30, 2013 largely due to solid organic commercial real estate (excluding construction) loan growth, which equaled 13.9 percent on an annualized basis, and a $38.6 million increase in automobile loans, partially offset by declines within the residential mortgage loan portfolio and the commercial real estate loan segment of our purchased credit-impaired (PCI) loans. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $96.2 million, or 0.8 percent of our total loans, at December 31, 2013 as compared to $121.5 million at September 30, 2013, mainly due to normal collection and prepayment activity.

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Net Interest Income and Margin: Net interest income totaling $116.1 million for the three months ended December 31, 2013 increased $4.5 million as compared to the third quarter of 2013, and decreased $2.4 million from the fourth quarter of 2012. Interest income on loans contributed approximately $2.0 million to the increase from the third quarter of 2013 largely due to a $291.6 million increase in average loans driven by strong commercial real estate loan volumes over the last six months of 2013. On a tax equivalent basis, our net interest margin increased 7 basis points to 3.27 percent in the fourth quarter of 2013 as compared to 3.20 percent for the third quarter of 2013, and decreased 14 basis points from 3.41 percent for the fourth quarter of 2012. The increase in the margin compared to the third quarter of this year was mostly caused by higher yields on our taxable investment securities portfolio as prepayment speeds and premium amortization for many of our investments continued to decline in the fourth quarter due, in part, to higher long-term market interest rates. Additionally, the cost of average long-term borrowings declined by 0.20 percent to 4.02 percent for the fourth quarter of 2013 as compared to the third quarter of

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

2013 mainly due to the early redemption of certain junior subordinated debentures (see further discussion below).

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Asset Quality: Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.23 percent at December 31, 2013 compared to 1.47 percent at September 30, 2013. Of the 1.23 percent in delinquencies at December 31, 2013, 0.14 percent, or $16.2 million, represented performing matured loans in the normal process of renewal. Non-accrual loans decreased to $95.1 million, or 0.82 percent of our entire loan portfolio of $11.6 billion, at December 31, 2013, compared to $116.1 million, or 1.02 percent of total loans, at September 30, 2013. The $21.0 million decrease in non-accruals was partly due to loan repayments totaling $13.5 million related to four commercial/commercial real estate relationships. Overall, our non-performing assets decreased by 35.7 percent to $124.9 million at December 31, 2013 as compared to $194.2 million at September 30, 2013 due to the aforementioned decline in non-accrual loans and a $48.6 million decrease in non-accrual debt securities at December 31, 2013. At December 31, 2013 and September 30, 2013, our non-performing assets included non-accrual debt securities with carrying values of $3.8 million and $52.3 million, respectively. Of the $52.3 million in non-accrual securities at September 30, 2013, $48.3 million of the securities (with a combined amortized cost of $41.8 million) were sold in October 2013 resulting in an aggregate realized gain of approximately $10.7 million during the fourth quarter of 2013.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $6.4 million for the fourth quarter of 2013 as compared to $5.3 million for the third quarter of 2013 and $5.2 million for the fourth quarter of 2012. Net loan charge-offs on non-covered loans decreased to $5.4 million for the fourth quarter of 2013 (or 0.19 percent of average loans on an annualized basis) compared to $9.1 million for the third quarter of 2013, and increased from $4.3 million for the fourth quarter of 2012. Loan charge-offs for the fourth quarter of 2013 primarily related to the valuation of certain impaired loans (with aggregate September 30, 2013 allocated reserves that exceeded such charges) at December 31, 2013. At December 31, 2013, our allowance for losses on non-covered loans and unfunded letters of credit totaled $110.0 million and was 0.96 percent of non-covered loans, as compared to 0.97 percent and 1.13 percent at September 30, 2013 and December 31, 2012, respectively.

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Investments: Our net gains on securities transactions were $10.7 million ($6.2 million after taxes, or $0.03 per common share) for the fourth quarter of 2013 as compared to immaterial net gains for both the third quarter of 2013 and fourth quarter of 2012. Within the available for sale investment securities portfolio, Valley had previously impaired trust preferred securities issued by one deferring bank holding company with a combined amortized cost of $41.8 million at September 30, 2013. As noted under the “Asset Quality” key highlight above, Valley sold these non-accrual debt securities for net proceeds of $52.5 million and realized a gain of $10.7 million during the fourth quarter of 2013. Additionally, we recognized no other-than-temporary impairment charges on investment securities in earnings during the fourth quarter of 2013, third quarter of 2013, and fourth quarter of 2012.

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

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Other Non-Interest Income and Expense: During the fourth quarter of 2013, we terminated a branch operating lease related to a building sale-leaseback transaction entered into during 2007. As a result of the lease termination, we recognized a gain of $11.3 million ($6.6 million after-taxes, or $0.03 per common share) within the net gains on sales of assets category of other non-interest income. The $11.3 million gain represented the outstanding deferred gain on the original building sale that would have been amortized to income over the remaining lease term. The negotiated lease termination penalty recognized in the fourth quarter of 2013 was immaterial. Additionally, net occupancy and equipment expense within other non-interest expense was reduced by $1.7 million during the fourth quarter of 2013 due to the reversal of the straight-line rent expense accrued liability related to the terminated operating lease agreement. The branch office was moved from the terminated lease location to a newly "right-sized" leased location on the same block of Manhattan.

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Mortgage Banking Activities: Our gains on sales of loans continued to decline from the $2.7 million recorded in the third quarter of 2013 to $1.5 million for the fourth quarter of 2013 due to the decline in consumer refinance activity in the marketplace caused by the higher level of mortgage interest rates. As a result, residential mortgage loan originations (including both new and refinanced loans) totaled only $95.7 million for the fourth quarter of 2013 and declined over 61 percent as compared to the third quarter of 2013. Valley sold approximately $50 million of residential mortgages (including $9.6 million of loans held for sale at September 30, 2013) during the fourth quarter, down 48 percent from the third quarter of 2013. Due to the current level of market interest rates, we do not expect a material change in our gains on sales of mortgage loans during the first quarter of 2014 as compared to the fourth quarter of 2013.

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Trading Mark to Market: Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures issued to VNB Capital Trust I, which were carried at fair value prior to their early redemption in the fourth quarter of 2013. Net trading gains totaled $1.2 million for the fourth quarter of 2013 as compared to $2.2 million for both the third quarter of 2013 and fourth quarter of 2012. The $1.2 million net gain for the fourth quarter of 2013 largely resulted from the difference between the carrying value and contractual principal balance of the debentures upon redemption in October 2013.

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Income Tax Expense: Our effective tax rate increased to 28.9 percent for the fourth quarter of 2013 as compared to 20.8 percent for the third quarter of 2013 and 28.5 percent for the fourth quarter of 2012. The increase from the third quarter of 2013 was mainly due to the higher marginal taxes related to the increase in pre-tax income (largely driven by the net gains on securities transactions and the net gains on sales of assets noted above) for the fourth quarter of 2013. See the “Income Tax Expense” section below for additional information.

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Junior Subordinated Debenture Redemption: On October 25, 2013, we redeemed all of the remaining $131.3 million of the principal face amount of the 7.75 percent junior subordinated debentures issued to VNB Capital Trust I within our interest bearing liabilities and approximately $127.3 million of the principal face value of the related outstanding trust preferred securities (within Valley’s Tier 1 capital position at September 30, 2013). Based upon new final regulatory guidance, Valley’s outstanding trust preferred securities issued by all of its capital trust subsidiaries

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

totaling $44.0 million at December 31, 2013 will be fully phased out of Tier 1 capital by January 1, 2016.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 11.87 percent, 9.65 percent, 7.27 percent and 9.28 percent, respectively, at December 31, 2013.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We are mostly pleased with the fourth quarter earnings, even exclusive of a few significant but infrequent items which positively impacted our bottom line during the period. In particular, our net interest income continued to expand for the second consecutive quarter largely due to strong commercial real estate loan growth, as well as better performance within our investment securities portfolio. The commercial real estate loan pipeline in the early stages of 2014 has remained solid and we expect it will be a standout again next quarter.” Mr. Lipkin added, “Our credit quality, which was already strong, also continued to improve during the quarter. Loan delinquencies on a percentage basis of total loans declined 0.24 percent, non-performing assets decreased almost 36 percent and our net loan charge-offs remained relatively low across all segments of our loan portfolio. We believe these improved credit metrics coupled with our loan growth and the overall quality of our balance sheet has us well positioned to take full advantage of the lending and other business prospects within our New Jersey and New York markets in 2014.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis totaling $118.0 million for the fourth quarter of 2013 increased $4.4 million as compared to the third quarter of 2013, and declined $2.4 million as compared to the fourth quarter of 2012. Interest income on a tax equivalent basis increased $3.1 million from the third quarter of 2013 mainly due to a $291.6 million increase in total average loans and higher yields on investments, partially offset by continued run-off in our higher yielding PCI loan portfolios. Interest expense also contributed to the increase in net interest income as it decreased $1.3 million to $40.8 million for the three months ended December 31, 2013. The decrease in interest expense from the third quarter of 2013 was primarily driven by the October 2013 redemption of our 7.75 percent junior subordinated debentures and an $86.7 million decline in average time deposits during the fourth quarter caused by continued run-off of maturing higher yield time deposits.

The net interest margin on a tax equivalent basis was 3.27 percent for the fourth quarter of 2013, an increase of 7 basis points from 3.20 percent in the linked third quarter of 2013, and a 14 basis point decline from 3.41 percent for the three months ended December 31, 2012. The yield on average interest earning assets increased by one basis point on a linked quarter basis. The increased yield was mainly a result of the higher yields on average investment securities partly caused by a reduction in prepayments and premium amortization due to the higher level of long-term market interest rates and, to a much lesser extent, our redeployment of the net proceeds from our sale of non-accrual debt securities in the fourth quarter of 2013. The increased yield on average investment securities was mostly offset by a five basis point decline in the yield on average loans caused by new loan volumes at current interest rates that remain relatively low compared to the overall yield of our loan portfolio. Additionally, continued repayment of higher yielding interest earning assets, including PCI loans which declined by over 9 percent from September 30, 2013, partially offset the positive impact of the higher investment yields. The yield

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

on average loans decreased 5 basis points to 4.74 percent for the three months ended December 31, 2013 from the third quarter of 2013 largely due to the decline in PCI loans, normal non-PCI loan refinance and repayment activity and new loan originations at lower rates. The overall cost of average interest bearing liabilities decreased by 5 basis points from 1.57 percent in the linked third quarter of 2013 primarily due to a decline of 20 basis points for total long-term borrowings and a 5 basis point decrease for time deposits during the fourth quarter of 2013. Our cost of total deposits was 0.40 percent for the fourth quarter of 2013 compared to 0.41 percent for the three months ended September 30, 2013.

The higher level of long-term market interest rates since June 2013, potential future loan growth from solid commercial real estate loan demand that has continued into the early stages of the first quarter of 2014 and a full quarter’s cost savings from our redemption of the 7.75 percent junior subordinated debentures issued to capital trusts completed on October 25, 2013 are all anticipated to positively impact our ability to maintain or increase the current level of our net interest margin in the short term. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. We continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Credit Quality

Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.23 percent at December 31, 2013 as compared to 1.47 percent at September 30, 2013 and 1.73 percent at December 31, 2012. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and certain loans subsequently acquired or purchased by Valley, primarily consisting of loans recorded in the acquisition of State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 59 days increased $5.8 million to $27.1 million at December 31, 2013 compared to September 30, 2013 mainly due to increases of $3.3 million and $2.9 million in the commercial and industrial loan and commercial real estate loan categories, respectively. Within the commercial real estate loan category totaling $9.1 million at December 31, 2013, $4.0 million represents two performing matured loans in the normal process of renewal.

Loans past due 60 to 89 days decreased $17.2 million to $10.3 million at December 31, 2013 compared to September 30, 2013 mainly due to a $21.4 million decline in commercial real estate loan delinquencies. The $21.4 million decrease was largely due to the fourth quarter 2013 renewal of $11.9 million of performing matured loans reported within this delinquency category at September 30, 2013 and the migration of performing matured loans totaling $7.6 million to the loans past due 90 days or more category at December 31, 2013. The decreases were partially offset by one new construction loan (which is also a performing matured loan in the normal process of renewal) totaling $4.6 million within this past due category at December 31, 2013.

Loans past due 90 days or more and still accruing increased $6.7 million to $9.5 million, or 0.08 percent of total loans, at December 31, 2013 compared to $2.8 million, or 0.02 percent at September 30, 2013. The increase in this past due category was mostly due to the aforementioned migration of $7.6 million of performing matured commercial real estate loans in the normal process of renewal, partially offset by

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

moderate declines in all other loan types at December 31, 2013. These matured commercial real estate loans were subsequently renewed in the first quarter of 2014 and are currently performing to the contractual loan terms.

Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $124.8 million at December 31, 2013 compared to $194.2 million at September 30, 2013. The $69.4 million decrease in NPAs from September 30, 2013 was mainly due to a $48.6 million decrease in non-accrual debt securities, as well as an 18.1 percent decline in non-accrual loans. Our non-accrual debt securities had carrying values of $3.8 million and $52.3 million at December 31, 2013 and September 30, 2013, respectively. Of the $52.3 million in non-accrual securities at September 30, 2013, $48.3 million of these previously impaired trust preferred securities (with a combined amortized cost of $41.8 million) were sold in October 2013 resulting in an aggregate realized gain of approximately $10.7 million during the fourth quarter of 2013. The remaining $3.8 million of non-accrual securities consist of two previously impaired pooled trust preferred security issuances with an aggregate unamortized cost of $5.4 million at December 31, 2013.

Non-accrual loans decreased $21.0 million to $95.1 million at December 31, 2013 as compared to $116.1 million at September 30, 2013. The decrease was mainly due to large loan repayments totaling $9.1 million and $4.4 million within the commercial real estate loan and commercial and industrial loan categories, respectively, which related to four impaired loans. Additionally, non-accrual loans totaling $3.9 million were transferred to OREO during the fourth quarter of 2013. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans and the valuation of the underlying collateral, if applicable. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $191.3 million at December 31, 2013 and had $23.5 million in related specific reserves included in our total allowance for loan losses.

OREO properties increased by only $208 thousand to $19.6 million at December 31, 2013 from $19.4 million at September 30, 2013 primarily due to new loan collateral transfers (totaling 15 commercial real estate and residential properties), mostly offset by sales and period-end valuation write-downs during the fourth quarter. The transferred properties totaled $3.1 million at December 31, 2013 (after partial charge-offs to the allowance for loan losses at the transfer dates), while 9 properties sold totaled $1.5 million at December 31, 2013 and the OREO valuation write-downs totaled $1.4 million for the three months ended December 31, 2013. The OREO sales resulted in an immaterial net gain for the fourth quarter of 2013.

Other repossessed assets remained relatively unchanged from September 30, 2013 and totaled appropriately $6.4 million at December 31, 2013.

Troubled debt restructured loans (TDRs) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $107.0 million at December 31, 2013 and consisted of 98 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to $116.9 million at September 30, 2013. On an aggregate basis, the $107.0 million in performing TDRs at December 31, 2013 had a modified weighted average interest rate of approximately 4.83 percent as compared to a pre-modification weighted average interest rate of 5.50 percent.

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

With a non-covered loan portfolio totaling $11.5 billion at December 31, 2013, net loan charge-offs on non-covered loans for the fourth quarter of 2013 totaled $5.4 million as compared to $9.1 million and $4.3 million for the third quarter of 2013 and fourth quarter of 2012, respectively. Loan charge-offs for the fourth quarter primarily related to the valuation of certain impaired loans (with aggregate prior period allowance allocations that exceeded such charges) at December 31, 2013. For the covered loan pools, there were no charge-offs during the fourth quarter of 2013, third quarter of 2013 and fourth quarter of 2012. Charge-offs on covered loan pools, when incurred, are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2013, September 30, 2013, and December 31, 2012:

	December 31, 2013		September 30, 2013		December 31, 2012
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$54,534	2.73%	$52,710	2.64%	$59,260	2.84%
Commercial real estate loans:
Commercial real estate	25,570	0.51%	26,015	0.54%	24,651	0.56%
Construction	10,341	2.41%	10,865	2.56%	17,393	4.09%
Total commercial real estate loans	35,911	0.66%	36,880	0.70%	42,044	0.87%
Residential mortgage loans	7,663	0.31%	7,904	0.31%	9,361	0.38%
Consumer loans:
Home equity	1,244	0.28%	1,253	0.28%	1,807	0.37%
Auto and other consumer	3,112	0.28%	2,823	0.27%	3,735	0.39%
Total consumer loans	4,356	0.28%	4,076	0.27%	5,542	0.38%
Unallocated	7,578	—	7,435	—	6,796	—
Allowance for non-covered loans
and unfunded letters of credit	110,042	0.96%	109,005	0.97%	123,003	1.13%
Allowance for covered loans	7,070	7.35%	7,070	5.82%	9,492	5.25%
Total allowance for credit losses	$117,112	1.01%	$116,075	1.02%	$132,495	1.20%

* Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.96 percent at December 31, 2013 as compared to 0.97 percent and 1.13 percent at September 30, 2013 and December 31, 2012, respectively. At December 31, 2013, the expected loss experience (and allocation percentages) remained relatively unchanged for most loan categories as compared to September 30, 2013, despite our gradually improving levels of loan delinquencies, internally classified loans, and net loan charge-offs during the fourth quarter of 2013, primarily due to mixed results from the most recent economic indicators and overall uncertainty regarding the U.S. economy.

Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $710.1 million) was 1.02 percent at December 31, 2013 as compared to 1.04 percent at September 30, 2013. PCI loans are

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. There were no allocated reserves for non-covered PCI loans at December 31, 2013 and September 30, 2013.

Loans, Deposits and Other Borrowings

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $195.8 million to approximately $11.5 billion at December 31, 2013 from September 30, 2013 mainly due to strong organic growth within our commercial real estate loan and automobile portfolios, partially offset by elevated levels of repayments primarily within the commercial real estate loan category of the PCI loan portfolio.

Total commercial and industrial loans decreased only $2.3 million from September 30, 2013 to approximately $2.0 billion at December 31, 2013 mainly due to a low level of new loan volumes that were more than offset by normal repayment and refinance activity, a decrease in line of credit balances, and a $6.0 million decline in the PCI loan portfolio. During the fourth quarter, we continued to experience strong market competition for quality credits, and, despite a slight increase in the percentage of usage by our existing commercial borrowers, our total line of credit commitments declined from September 30, 2013. Total commercial real estate loans (excluding construction loans) increased $167.0 million from September 30, 2013 to $5.0 billion at December 31, 2013, despite a $54.5 million decrease in non-covered PCI loans. Strong loan origination volumes were seen across many types of commercial real estate borrowers, but continued to be led by co-op building loans within our New York City markets, as well as rental apartment buildings primarily in New Jersey. These loan types typically have the added benefit of a low risk profile due, in part, to the quality of the collateral, generally low loan to value ratios and the economic strength of the marketplace, which has a favorable impact on the overall level of allocations necessary for commercial real estate loans within our allowance for loan losses. The decline in the non-covered PCI loans was due to normal payments, as well as prepayments caused by strong competition in the Long Island market and, to some extent, excess borrower liquidity. Construction loans totaling $429.2 million at December 31, 2013 increased $5.4 million from September 30, 2013 mainly due to a moderate increase in new loan demand, as well as advances on existing construction loans.

Total residential mortgage loans decreased $32.4 million to $2.5 billion at December 31, 2013 from September 30, 2013 mostly due to normal loan repayment and some lost refinance activity that outpaced our new and refinanced loans originated for investment during the fourth quarter of 2013. Total residential mortgage loan originations were $95.7 million for the fourth quarter of 2013 and declined over 61 percent as compared to the third quarter of 2013 and 82 percent from the fourth quarter of 2012 as the higher level of mortgage interest rates since June 2013 has negatively impacted demand in the consumer refinance market. Of the $95.7 million in loan originations, we retained only 46 percent for investment during the fourth quarter of 2013 as compared to almost 77 percent of total originations in the third quarter of 2013. There were no loan purchases from third party originators during the fourth quarter of 2013 as compared to approximately $47 million in the third quarter of 2013. From time to time, we purchase residential mortgage loans, as well as automobile loans, originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest rates, excess liquidity and other asset/liability management strategies. All of the purchased loans are selected using Valley’s normal underwriting criteria at the time of purchase.

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

Automobile loans increased by $38.6 million to $901.4 million at December 31, 2013 as compared to September 30, 2013 as our new loan volume remained strong throughout most of 2013. We made no auto loan purchases from third party originators during the three months ended December 31, 2013 as compared to approximately $5.5 million in the third quarter of 2013. We purchased auto loans totaling $21.5 million during the year ended December 31, 2013.

Home equity loans totaling $449.0 million at December 31, 2013 remained relatively unchanged as compared to September 30, 2013 despite a $568 thousand decrease in non-covered PCI loans. However, other consumer loans increased $19.8 million to $215.1 million at December 31, 2013 as compared to $195.3 million at September 30, 2013 mainly due to higher collateralized personal lines of credit usage.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as part of FDIC-assisted transactions during 2010.  Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $96.2 million at December 31, 2013 as compared to $121.5 million at September 30, 2013. Consistent with our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are PCI loans accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the fourth quarter of 2013, we reduced our FDIC loss-share receivable by $2.4 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $3.1 million during the third quarter of 2013. We expect this relative level of reduction to continue in the first quarter of 2014.

Deposits. Total deposits increased $199.2 million to $11.3 billion at December 31, 2013 from September 30, 2013 mostly due to higher non-interest bearing account balances. Our non-interest bearing deposits totaling $3.7 billion at December 31, 2013 increased by $136.2 million, or approximately 3.8 percent, from September 30, 2013 due to normal fluctuations in account activity, including a few large customers. Savings, NOW and money market account balances also increased $90.8 million to $5.4 billion at December 31, 2013 from September 30, 2013 due to higher money market sweep account balances maintained by our commercial customers. However, Valley’s time deposits totaling approximately $2.2 billion at December 31, 2013 decreased $27.9 million as compared to September 30, 2013 largely due to the continued run-off of maturing higher cost retail certificates of deposit and less attractive short-term time deposit rates offered by Valley during the period.

Non-Interest Income

Non-interest income for the fourth quarter of 2013 increased $19.7 million to $42.1 million for the fourth quarter of 2013 from $22.4 million for the linked quarter ended September 30, 2013 largely due to increases of $12.6 million and $10.7 million in net gains on sales of assets and net gains on securities transactions, respectively, during the fourth quarter of 2013. During the fourth quarter of 2013, we terminated a branch operating lease related to a building sale-leaseback transaction entered into during 2007. As a result, the unamortized deferred gain of $11.3 million related to the original building sale (and scheduled to be amortized over the remaining lease term) was immediately recognized into non-interest income. Net gains on securities transactions totaled $10.7 million during the three months ended December 31, 2013 and almost entirely relate to the sale of previously impaired trust preferred securities

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

classified as available for sale that were issued by one deferring bank holding company (see more details under “Asset Quality” and “Investments” in the key highlights for the fourth quarter above). Partially offsetting these increases in non-interest income, other non-interest income decreased by $1.6 million to $2.7 million for the fourth quarter of 2013 as compared to the third quarter of 2013 mostly due to valuation write-downs of $1.4 million on OREO properties held in other assets at December 31, 2013. Net gains on sales of loans also declined $1.2 million quarter over quarter as a result of the decrease in new and refinanced residential mortgage loan originations caused, in part, by the higher market interest rate environment.

Non-Interest Expense

Non-interest expense increased $1.6 million to $96.1 million for the fourth quarter of 2013 as compared to $94.5 million for the third quarter of 2013. Other non-interest expense increased $2.3 million from $17.1 million during the three months ended September 30, 2013 mainly due to a $5.9 million increase in the amortization of tax credit investments during the fourth quarter of 2013, partly offset by a $1.5 million increase in the mark to market net gains on mortgage banking derivatives, as well as decreases in several other general expense categories. Tax credit investments result in credits that directly reduce our income tax expense and effective tax rate (see the “Income Tax Expense” section below). Of the $5.9 million increase in amortized losses, $4.5 million is not expected to be incurred in the first quarter of 2014 due to the nature and timing of the projected future tax credits related to such investments. Salary and employee benefits expense also increased $1.2 million during the fourth quarter of 2013 mainly due to an increase in cash incentive compensation accruals, partially offset by lower medical health insurance expense as compared to the third quarter of 2013. Partially offsetting the increases to non-interest expense, net occupancy and equipment expense decreased $2.3 million largely because of a $1.7 million reduction in rental expense during the fourth quarter of 2013 caused by the reversal of the accrued rent liability related to a terminated operating lease agreement.

Income Tax Expense

Income tax expense was $16.1 million for the three months ended December 31, 2013 reflecting an effective tax rate of 28.9 percent, as compared to $7.1 million for the third quarter of 2013 reflecting an effective tax rate of 20.8 percent and $14.7 million for the fourth quarter of 2012 reflecting an effective tax rate of 28.5 percent.  The increase in the effective tax rate for the fourth quarter of 2013 compared to the third quarter of 2013 was largely due to the higher marginal taxes related to the increase in pre-tax income (largely driven by the net gains on securities transactions and the net gains on sales of assets noted above) in the fourth quarter of 2013, partially offset by an increase in tax credits directly reducing our income tax expense. For 2014, we anticipate that our effective tax rate will range from 26 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	larger than expected reductions in our loans originated for sale or a slowdown in new and refinanced residential mortgage loan activity;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

Valley National Bancorp (NYSE: VLY)
2013 Fourth Quarter Earnings
January 30, 2014

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from recent acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit-impaired loans;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2013	2013	2012	2013	2012
FINANCIAL DATA:
Net interest income	$116,128	$111,669	$118,529	$447,720	$489,881
Net interest income - FTE (1)	118,040	113,597	120,409	455,609	497,098
Non-interest income (2)	42,073	22,390	33,825	128,653	120,946
Non-interest expense	96,092	94,461	95,623	381,338	374,900
Income tax expense	16,061	7,143	14,702	46,979	66,748
Net income	39,608	27,121	36,829	131,961	143,627
Weighted average number of common shares outstanding:
Basic	199,613,524	199,445,874	197,795,817	199,309,425	197,354,159
Diluted	199,613,524	199,445,874	197,795,817	199,309,425	197,354,372
Per common share data:
Basic earnings	$0.20	$0.14	$0.19	$0.66	$0.73
Diluted earnings	0.20	0.14	0.19	0.66	0.73
Cash dividends declared	0.11	0.16	0.16	0.60	0.65
Book value	7.72	7.62	7.57	7.72	7.57
Tangible book value (3)	5.39	5.28	5.26	5.39	5.26
Tangible common equity to tangible assets (3)	6.86%	6.79%	6.71%	6.86%	6.71%
Closing stock price - high	$10.51	$10.65	$10.20	$10.65	$12.59
Closing stock price - low	9.70	9.53	8.72	8.85	8.72
FINANCIAL RATIOS:					`
Net interest margin	3.22%	3.14%	3.36%	3.14%	3.47%
Net interest margin - FTE (1)	3.27	3.20	3.41	3.20	3.52
Annualized return on average assets	0.98	0.68	0.93	0.83	0.91
Annualized return on average shareholders' equity	10.35	7.11	9.71	8.69	9.57
Annualized return on average tangible shareholders' equity (3)	14.88	10.24	13.82	12.51	13.65
Efficiency ratio (4)	60.74	70.46	62.76	66.16	61.38
AVERAGE BALANCE SHEET ITEMS:
Assets	$16,188,170	$15,965,600	$15,835,049	$15,975,253	$15,833,998
Interest earning assets	14,441,073	14,203,103	14,115,272	14,242,202	14,109,728
Loans	11,501,510	11,209,929	11,276,804	11,187,968	11,238,269
Interest bearing liabilities	10,760,706	10,696,147	10,874,993	10,753,334	11,037,169
Deposits	11,317,584	11,220,558	11,171,248	11,268,322	11,032,021
Shareholders' equity	1,530,019	1,525,939	1,516,675	1,519,299	1,500,997

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	December 31,
($ in thousands)	2013	2013	2012
BALANCE SHEET ITEMS:
Assets	$16,156,541	$15,976,943	$16,012,646
Total loans	11,567,612	11,397,181	11,022,799
Non-covered loans	11,471,447	11,275,661	10,842,125
Deposits	11,319,262	11,120,111	11,264,018
Shareholders' equity	1,541,040	1,520,056	1,502,377
CAPITAL RATIOS:
Tier 1 leverage ratio	7.27%	8.03%	8.09%
Risk-based capital - Tier 1	9.65	10.64	10.87
Risk-based capital - Total Capital	11.87	12.87	12.38
Tier 1 common capital ratio (3)	9.28	9.17	9.24

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2013	2013	2012	2013	2012
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$116,075	$119,880	$131,597	$132,495	$136,185
Loans charged-off: (5)
Commercial and industrial	(2,515)	(8,556)	(2,241)	(19,837)	(16,103)
Commercial real estate	(1,884)	(564)	(917)	(7,060)	(9,596)
Construction	(1,633)	(383)	(576)	(3,786)	(2,092)
Residential mortgage	(1,108)	(780)	(889)	(4,446)	(3,518)
Consumer	(1,028)	(1,723)	(1,730)	(5,120)	(5,339)
Total loans charged-off	(8,168)	(12,006)	(6,353)	(40,249)	(36,648)
Charged-off loans recovered:
Commercial and industrial	1,176	1,103	1,565	4,219	4,475
Commercial real estate	730	21	20	816	222
Construction	54	875	—	929	50
Residential mortgage	400	230	63	768	701
Consumer	405	638	403	2,039	1,958
Total loans recovered	2,765	2,867	2,051	8,771	7,406
Net charge-offs	(5,403)	(9,139)	(4,302)	(31,478)	(29,242)
Provision charged for credit losses	6,440	5,334	5,200	16,095	25,552
Ending balance - Allowance for credit losses	$117,112	$116,075	$132,495	$117,112	$132,495
Components of allowance for credit losses:
Allowance for non-covered loans	$106,547	$105,515	$120,708	$106,547	$120,708
Allowance for covered loans	7,070	7,070	9,492	7,070	9,492
Allowance for loan losses	113,617	112,585	130,200	113,617	130,200
Allowance for unfunded letters of credit	3,495	3,490	2,295	3,495	2,295
Allowance for credit losses	$117,112	$116,075	$132,495	$117,112	$132,495
Components of provision for credit losses:
Provision for losses on non-covered loans	$6,435	$4,280	$5,255	$17,171	$25,640
Provision for losses on covered loans	—	—	—	(2,276)	—
Provision for unfunded letters of credit	5	1,054	(55)	1,200	(88)
Provision for credit losses	$6,440	$5,334	$5,200	$16,095	$25,552
Annualized ratio of net charge-offs of
non-covered loans to average loans	0.19%	0.33%	0.15%	0.28%	0.22%
Annualized ratio of total net charge-offs
to average loans	0.19	0.33	0.15	0.28	0.26
Allowance for non-covered loan losses as
a % of non-covered loans	0.93	0.94	1.11	0.93	1.11
Allowance for credit losses as
a % of total loans	1.01	1.02	1.20	1.01	1.20

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	December 31,	September 30,	December 31,
ASSET QUALITY: (6)	2013	2013	2012
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,398	$3,065	$3,397
Commercial real estate	9,142	6,276	11,214
Construction	1,186	—	1,793
Residential mortgage	6,595	8,221	13,730
Consumer	3,792	3,773	5,887
Total 30 to 59 days past due	27,113	21,335	36,021
60 to 89 days past due:
Commercial and industrial	571	957	181
Commercial real estate	2,442	23,828	2,031
Construction	4,577	—	4,892
Residential mortgage	1,939	1,857	5,221
Consumer	784	864	1,340
Total 60 to 89 days past due	10,313	27,506	13,665
90 or more days past due:
Commercial and industrial	233	342	283
Commercial real estate	7,591	232	2,950
Construction	—	—	2,575
Residential mortgage	1,549	1,980	2,356
Consumer	118	235	501
Total 90 or more days past due	9,491	2,789	8,665
Total accruing past due loans	$46,917	$51,630	$58,351
Non-accrual loans:
Commercial and industrial	$21,029	$23,941	$22,424
Commercial real estate	43,934	53,752	58,625
Construction	8,116	13,070	14,805
Residential mortgage	19,949	23,414	32,623
Consumer	2,035	1,906	3,331
Total non-accrual loans	95,063	116,083	131,808
Other real estate owned (7)	19,580	19,372	15,612
Other repossessed assets	6,447	6,378	7,805
Non-accrual debt securities (8)	3,771	52,334	40,303
Total non-performing assets ("NPAs")	$124,861	$194,167	$195,528
Performing troubled debt restructured loans	$107,037	$116,852	$105,446
Total non-accrual loans as a % of loans	0.82%	1.02%	1.20%
Total accruing past due and non-accrual loans
as a % of loans	1.23	1.47	1.73
Allowance for losses on non-covered loans as a % of
non-accrual loans	112.08	90.90	91.58
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$24,988	$28,926	$24,028
Covered loans	21,758	36,593	47,831

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)	Non-interest income includes net trading gains (losses):

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31	December 31,
	2013	2013	2013	2013	2012
(in thousands)
Trading securities	$(6)	$100	$53	$28	$219
Junior subordinated debentures	1,156	2,131	2,113	881	2,574
Total trading gains, net	$1,150	$2,231	$2,166	$909	$2,793

(3)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley's management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company's financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley's common stockholder's equity, and the Tier 1 Common Ratio to Valley's Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	December 31,	September 30,	December 31,
($ in thousands)	2013	2013	2012
Tier 1 common:
Total equity	$1,541,040	$1,520,056	$1,502,377
Plus (less):
Net unrealized losses on securities available for sale, net of tax	21,661	13,436	3,269
Accumulated net losses on cash flow hedges, net of tax	6,271	10,547	12,676
Defined benefit pension plan net assets, net of tax	10,320	14,187	34,964
Goodwill, net of tax	(427,392)	(427,392)	(427,392)
Disallowed other intangible assets	(13,122)	(14,060)	(15,879)
Disallowed deferred tax assets	(41,252)	(45,719)	(55,012)
Tier 1 common capital	1,097,526	1,071,055	1,055,003
Trust preferred securities	44,000	171,313	186,313
Total Tier 1 capital*	$1,141,526	$1,242,368	$1,241,316
Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA))	$11,830,604	$11,678,126	$11,417,521
Tier 1 capital ratio (Total Tier 1 capital / RWA)	9.65%	10.64%	10.87%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.28%	9.17%	9.24%
___________________

*
Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2013	2013	2012	2013	2012
Tangible book value per common share:
Common shares outstanding	199,593,109	199,450,531	198,438,271	199,593,109	198,438,271
Shareholders' equity	$1,541,040	$1,520,056	$1,502,377	$1,541,040	$1,502,377
Less: Goodwill and other intangible assets	(464,364)	(466,193)	(459,357)	(464,364)	(459,357)
Tangible shareholders' equity	$1,076,676	$1,053,863	$1,043,020	$1,076,676	$1,043,020
Tangible book value	$5.39	$5.28	$5.26	$5.39	$5.26
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,076,676	$1,053,863	$1,043,020	$1,076,676	$1,043,020
Total assets	16,156,541	15,976,943	16,012,646	16,156,541	16,012,646
Less: Goodwill and other intangible assets	(464,364)	(466,193)	(459,357)	(464,364)	(459,357)
Tangible assets	$15,692,177	$15,510,750	$15,553,289	$15,692,177	$15,553,289
Tangible common equity to tangible assets	6.86%	6.79%	6.71%	6.86%	6.71%
Annualized return on average tangible equity:
Net income	$39,608	$27,121	$36,829	$131,961	$143,627
Average shareholders' equity	1,530,019	1,525,939	1,516,675	1,519,299	1,500,997
Less: Average goodwill and other intangible assets	(464,939)	(466,495)	(450,948)	(464,085)	(449,078)
Average tangible shareholders' equity	$1,065,080	$1,059,444	$1,065,727	$1,055,214	$1,051,919
Annualized return on average tangible
shareholders' equity	14.88%	10.24%	13.82%	12.51%	13.65%

(4)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.

(5)	Total loans charged-off includes the following covered loan charge-offs:

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2013	2013	2012	2013	2012
Commercial and industrial	$—	$—	$—	$(84)	$(3,551)
Construction	—	—	—	—	(484)
Residential mortgage	—	—	—	(62)	—
Total covered loans charged-off	$—	$—	$—	$(146)	$(4,035)

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $12.3 million, $9.3 million and $8.9 million, at December 31, 2013, September 30, 2013 and December 31, 2012, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized gains (losses) totaling ($1.6) million, $5.2 million and ($6.9) million at December 31, 2013, September 30, 2013 and December 31, 2012, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands, except for share data)

	December 31,
	2013	2012
Assets
Cash and due from banks	$234,253	$390,078
Interest bearing deposits with banks	134,915	463,022
Investment securities:
Held to maturity, fair value of $1,711,427 at December 31, 2013 and $1,657,950 at December 31, 2012	1,731,737	1,599,707
Available for sale	829,692	807,816
Trading securities	14,264	22,157
Total investment securities	2,575,693	2,429,680
Loans held for sale, at fair value	10,488	120,230
Non-covered loans	11,471,447	10,842,125
Covered loans	96,165	180,674
Less: Allowance for loan losses	(113,617)	(130,200)
Net loans	11,453,995	10,892,599
Premises and equipment, net	270,138	278,615
Bank owned life insurance	344,023	339,876
Accrued interest receivable	53,964	52,375
Due from customers on acceptances outstanding	5,032	3,323
FDIC loss-share receivable	32,757	44,996
Goodwill	428,234	428,234
Other intangible assets, net	36,130	31,123
Other assets	576,919	538,495
Total Assets	$16,156,541	$16,012,646
Liabilities
Deposits:
Non-interest bearing	$3,717,271	$3,558,053
Interest bearing:
Savings, NOW and money market	5,422,722	5,197,199
Time	2,179,269	2,508,766
Total deposits	11,319,262	11,264,018
Short-term borrowings	281,455	154,323
Long-term borrowings	2,792,306	2,697,299
Junior subordinated debentures issued to capital trusts (includes fair value
of $147,595 at December 31, 2012 for VNB Capital Trust I)	41,089	188,522
Bank acceptances outstanding	5,032	3,323
Accrued expenses and other liabilities	176,357	202,784
Total Liabilities	14,615,501	14,510,269
Shareholders' Equity
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 199,629,268 shares
at December 31, 2013 and 198,499,275 shares at December 31, 2012	69,941	69,494
Surplus	1,403,375	1,390,851
Retained earnings	106,340	93,495
Accumulated other comprehensive loss	(38,252)	(50,909)
Treasury stock, at cost (36,159 common shares at December 31, 2013 and 61,004
common shares at December 31, 2012)	(364)	(554)
Total Shareholders' Equity	1,541,040	1,502,377
Total Liabilities and Shareholders' Equity	$16,156,541	$16,012,646

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Interest Income
Interest and fees on loans	$136,176	$134,160	$143,413	$537,301	$581,696
Interest and dividends on investment securities:
Taxable	15,538	14,440	14,100	57,392	68,698
Tax-exempt	3,538	3,566	3,387	14,426	13,157
Dividends	1,539	1,517	1,816	6,240	7,107
Interest on federal funds sold and other short-term investments	124	96	253	738	535
Total interest income	156,915	153,779	162,969	616,097	671,193
Interest Expense
Interest on deposits:
Savings, NOW and money market	4,433	4,359	4,995	17,863	20,090
Time	6,744	7,279	8,779	29,928	37,466
Interest on short-term borrowings	212	94	209	590	1,387
Interest on long-term borrowings and junior subordinated debentures	29,398	30,378	30,457	119,996	122,369
Total interest expense	40,787	42,110	44,440	168,377	181,312
Net Interest Income	116,128	111,669	118,529	447,720	489,881
Provision for losses on non-covered loans and unfunded letters of credit	6,440	5,334	5,200	18,371	25,552
Provision for losses on covered loans	—	—	—	(2,276)	—
Net Interest Income After Provision for Credit Losses	109,688	106,335	113,329	431,625	464,329
Non-Interest Income
Trust and investment services	2,238	2,138	1,985	8,610	7,690
Insurance commissions	3,631	4,224	3,547	15,907	15,494
Service charges on deposit accounts	6,241	6,362	6,207	24,115	24,752
Gains on securities transactions, net	10,670	9	44	14,678	2,587
Other-than-temporary impairment losses on securities	—	—	—	—	—
Portion recognized in other comprehensive income (before taxes)	—	—	—	—	(5,247)
Net impairment losses on securities recognized in earnings	—	—	—	—	(5,247)
Trading gains, net	1,150	2,231	2,166	909	2,793
Fees from loan servicing	1,931	1,851	1,362	7,020	4,843
Gains on sales of loans, net	1,540	2,729	15,636	33,695	46,998
Gains (losses) on sales of assets, net	11,547	(1,010)	(812)	10,947	(329)
Bank owned life insurance	1,644	1,553	1,590	5,962	6,855
Change in FDIC loss-share receivable	(1,247)	(2,005)	43	(8,427)	(7,459)
Other	2,728	4,308	2,057	15,237	21,969
Total non-interest income	42,073	22,390	33,825	128,653	120,946
Non-Interest Expense
Salary and employee benefits expense	48,671	47,434	48,461	194,410	199,968
Net occupancy and equipment expense	16,136	18,430	19,514	71,634	71,245
FDIC insurance assessment	3,931	3,909	3,550	16,767	14,292
Amortization of other intangible assets	2,464	2,264	2,597	8,258	9,783
Professional and legal fees	4,202	4,112	4,565	16,491	15,005
Advertising	1,272	1,203	1,851	6,127	7,103
Other	19,416	17,109	15,085	67,651	57,504
Total non-interest expense	96,092	94,461	95,623	381,338	374,900
Income Before Income Taxes	55,669	34,264	51,531	178,940	210,375
Income tax expense	16,061	7,143	14,702	46,979	66,748
Net Income	$39,608	$27,121	$36,829	$131,961	$143,627
Earnings Per Common Share:
Basic	$0.20	$0.14	$0.19	$0.66	$0.73
Diluted	0.20	0.14	0.19	0.66	0.73
Cash Dividends Declared per Common Share	0.11	0.16	0.16	0.60	0.65
Weighted Average Number of Common Shares Outstanding:
Basic	199,613,524	199,445,874	197,795,817	199,309,425	197,354,159
Diluted	199,613,524	199,445,874	197,795,817	199,309,425	197,354,372

VALLEY NATIONAL BANCORP
LOAN PORTFOLIO
(in thousands)	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Non-covered Loans
Commercial and industrial	$1,995,084	$1,997,353	$1,988,404	$2,045,514	$2,084,826
Commercial real estate:
Commercial real estate	4,981,675	4,814,670	4,437,712	4,351,291	4,417,709
Construction	429,231	423,789	426,891	438,674	425,444
Total commercial real estate	5,410,906	5,238,459	4,864,603	4,789,965	4,843,153
Residential mortgage	2,499,965	2,532,370	2,412,968	2,352,560	2,462,429
Consumer:
Home equity	449,009	449,309	455,166	462,297	485,458
Automobile	901,399	862,843	835,271	811,060	786,528
Other consumer	215,084	195,327	184,796	188,827	179,731
Total consumer loans	1,565,492	1,507,479	1,475,233	1,462,184	1,451,717
Total non-covered loans	$11,471,447	$11,275,661	$10,741,208	$10,650,223	$10,842,125
Covered loans*	96,165	121,520	141,817	161,276	180,674
Total loans	$11,567,612	$11,397,181	$10,883,025	$10,811,499	$11,022,799
_________________________
*	Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/2013			Quarter End - 09/30/2013			Quarter End - 12/31/2012
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$11,501,510	$136,183	4.74%	$11,209,929	$134,168	4.79%	$11,276,804	$143,470	5.09%
Taxable investments (3)	2,169,989	17,077	3.15%	2,271,825	15,957	2.81%	1,931,717	15,916	3.30%
Tax-exempt investments (1)(3)	561,370	5,443	3.88%	568,420	5,486	3.86%	505,156	5,210	4.13%
Federal funds sold and other
interest bearing deposits	208,204	124	0.24%	152,929	96	0.25%	401,595	253	0.25%
Total interest earning assets	14,441,073	158,827	4.40%	14,203,103	155,707	4.39%	14,115,272	164,849	4.67%
Other assets	1,747,097			1,762,497			1,719,777
Total assets	$16,188,170			$15,965,600			$15,835,049
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,452,246	$4,433	0.33%	$5,393,914	$4,359	0.32%	$5,163,073	$4,995	0.39%
Time deposits	2,187,372	6,744	1.23%	2,274,061	7,279	1.28%	2,625,681	8,779	1.34%
Short-term borrowings	199,221	212	0.43%	147,658	94	0.25%	197,442	209	0.42%
Long-term borrowings (4)	2,921,867	29,398	4.02%	2,880,514	30,378	4.22%	2,888,797	30,457	4.22%
Total interest bearing liabilities	10,760,706	40,787	1.52%	10,696,147	42,110	1.57%	10,874,993	44,440	1.63%
Non-interest bearing deposits	3,677,966			3,552,583			3,382,494
Other liabilities	219,479			190,931			60,887
Shareholders' equity	1,530,019			1,525,939			1,516,675
Total liabilities and shareholders' equity	$16,188,170			$15,965,600			$15,835,049
Net interest income/interest rate spread (5)		$118,040	2.88%		$113,597	2.82%		$120,409	3.04%
Tax equivalent adjustment		(1,912)			(1,928)			(1,880)
Net interest income, as reported		$116,128			$111,669			$118,529
Net interest margin (6)			3.22%			3.14%			3.36%
Tax equivalent effect			0.05%			0.06%			0.05%
Net interest margin on a fully tax equivalent basis (6)			3.27%			3.20%			3.41%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.